Exhibit 19.1

Insider Trading Policy
STATEMENT OF COMPANY POLICY
OF
COLUMBIA BANKING SYSTEM, INC.
The Need for an Insider Trading Policy

The federal securities laws prohibit certain purchases or sales of securities while aware of material nonpublic information or certain disclosures of material nonpublic information to others who then trade on such information. Insider trading violations are pursued vigorously by the SEC and the U.S. Attorney’s Office and are punished severely, including the assessment of significant civil money and criminal penalties. While the regulatory authorities typically concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company’s Board of Directors has adopted this Policy Statement and the Company’s Insider Trading Policy and Procedures to satisfy the Company’s obligation to take reasonable steps to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. Please note that unless otherwise noted, this policy statement applies to all employees. The Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called corporate insiders). We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.

The Consequences

The consequences of an insider trading violation can be severe:

Traders and Tippers. Company personnel (or their tippees, i.e., people with whom they share inside information) who trade on inside information are subject to the following penalties:

•A civil money penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5,000,000 no matter how small the profit; and
•A jail term of up to 20 years.
An employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee’s trading.

Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to a civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation, as well as substantial criminal penalties.

Company-Imposed Sanctions. An employee’s failure to comply with the Company’s Insider Trading Policy and Procedures may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether a violation of the Insider Trading Policy and Procedures has occurred. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.
Our Insider Trading Policy. A copy of the Company’s Insider Trading Policy is attached to this Statement of Policy. Please review the Insider Trading Policy and Procedures carefully to ensure you understand your obligations under the Insider Trading Policy and Procedures. If you have any questions on the Insider Trading Policy and how it applies to you, please contact the Chief Financial Officer, Treasurer, General Counsel or Corporate Secretary to discuss these questions.

COLUMBIA BANKING SYSTEM, INC.
and Subsidiaries

INSIDER TRADING POLICY AND PROCEDURES

Statement of Policy

(Adopted originally by the Board of Directors on January 22, 2003 and most recently updated and approved on March 1, 2023)
It is the policy of Columbia Banking System, Inc. that no “covered person” of Columbia Banking System, Inc. (“COLB”) or its direct or indirect subsidiaries (collectively, the “Company”) who is aware of material nonpublic information relating to the Company may, directly or through specified family members or other persons or entities,
(a) buy or sell securities of COLB (other than as permitted by this Policy), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. The term “covered person” refers to executive officers, directors or employees of the Company, as well as certain of their family members and entities under their control as described below. The term “securities” includes common stock, preferred stock, debt securities, options, convertible securities and any other type of securities that COLB may issue, as well as derivative securities not issued by COLB whose value is derived from the value of COLB’s securities, such as exchange-traded put or call options or swaps relating to COLB’s securities.
In addition, it is the policy of the Company that no covered person of the Company who, in the course of working for the Company, learns of material nonpublic information about an entity with which the Company does business, including a customer of the Company, may trade in that entity’s securities until the information becomes public or is no longer material.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
This Insider Trading Policy and Procedures (together with any supplements and appendices, this “Policy”) should be read in conjunction with the Company’s Corporate Disclosure Policy.

Disclosure of Nonpublic Information
Disclosure of Information to Others. The Company is required under federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures, including pursuant to the Company’s Corporate Disclosure Policy, for releasing material information at appropriate times in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose such information to anyone outside the Company, including family members and friends, other than in accordance with those procedures.

What Information is “Nonpublic Information.” Nonpublic information includes anything you become aware of because of your relationship with the Company as an executive officer, director or employee, which has not been disclosed to the public. The information may be about the Company or any of its subsidiaries or other affiliates. It may also include information you learn about another entity; for example, entities that are current or prospective customers or suppliers or those with which the Company may be in negotiations regarding a potential transaction. It could also include information available only to a select group of analysts, brokers, or institutional investors, and undisclosed facts that are the subject of rumors, even if the rumors are widely circulated.
What Information is “Material.” Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could reasonably be expected to affect the price of the security, whether it is positive or negative, should be considered material. Some examples of information that should be considered carefully to determine whether they are material include:

•Financial performance, especially quarterly and year-end earnings, results or targets, and significant changes in financial performance or liquidity;
•Company projections and strategic plans;
•Potential significant problems in the bank’s loan portfolio, including nonaccrual or foreclosure situations;
•Significant changes in asset quality;
•Significant changes in products;
•Events that could result in restating financial information;
•Impending bankruptcy or financial liquidity problems;
•A pending or proposed merger, acquisition, sale or tender offer;
•The loss or gain of a substantial customer or a change in a significant vendor or supplier;
•Events regarding COLB securities (including preferred stock and debt securities);
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•A stock or bond offering;
•Actual or threatened major litigation or regulatory action or the resolution of such litigation or regulatory action;
•Changes in cyber-security risks to the Company, including those related to security breaches, “denial of service attacks,” “hacking” and identity theft;
•Interruptions or information security breaches, including those caused by computer hacking, cyber attacks, electronic fraudulent activity or attempted theft of financial assets; or
•A change in senior management or the Board of Directors.

When Information is “Public.” If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as through a press release or an SEC filing) and the investing public has had appropriate time to absorb the information. To avoid the appearance of impropriety, as a general rule, information should not be considered absorbed by the marketplace until one full trading day passes after the date on which information is released. If, for example, the Company were to make an announcement on a Monday, and if Tuesday is a trading day, you should refrain from trading in COLB’s securities until Wednesday. If an announcement were made on a Friday, and if the following Monday is a trading day, then the following Tuesday generally would be the first eligible trading day. Depending on the particular circumstances, the Company may determine that a longer period should apply to the release of specific material nonpublic information.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight, particularly in the current closely scrutinized corporate environment.

Transactions by Family Members. This Policy also applies to the following:

•your family members who reside with you,
•anyone else who lives in your household, and
•any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (e.g., parents or children who consult with you before they trade in COLB securities).

We refer to all such persons as “family members” in this Policy. You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade.
Transactions by Entities That You Influence or Control. This Policy also applies to any entities that you or your family members control, including any corporations, limited liability corporations, partnerships or trusts, as well as the estates of deceased family members. Transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Potential Adverse Consequences. In addition to damaging the Company’s reputation, trading on material nonpublic information can result in substantial civil as well as criminal penalties. It is important for all Company employees to understand that their legal duties arise from the federal securities laws, not solely this Policy. Everyone has a personal obligation not to trade on the basis of material non-public information regardless of whether they are on a restricted trading list, or whether the day on which they wish to trade falls outside a restricted trading period. Compliance with restricted trading periods does not by itself constitute compliance with the law or this Policy.
Transactions Under Company and Pre-Arranged Plans

This Policy does not apply in the case of the following transactions under Company and certain pre-arranged plans except as specifically noted; additional restrictions apply to transactions by directors, Section 16 executive officers, and certain other persons designated as being subject to the Company’s pre-clearance procedures, together with their family members.

Stock Option Exercises. The restrictions included in this Policy do not apply to the exercise of an employee stock option acquired pursuant to COLB’s equity plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements.
Restricted Stock Award. The restrictions included in this Policy do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock (including the sale to satisfy tax withholding requirements).
Employee Stock Purchase Plan. The restrictions included in this Policy do not apply to purchases of COLB securities under the Company’s Employee Stock Purchase Plan you made at the time of enrollment. This Policy does apply, however, to the election at the time of enrollment and any change in elections or allocations under the plan during a period when trading is prohibited under the Company’s Insider Trading Policy and to any sales of securities purchased pursuant to the plan.

401(k) Plan. The restrictions included in this Policy do not apply to 401(k) Plan contributions which may be invested in COLB securities in accordance with the Company’s 401(k) Plan. This Policy does apply, however, to any election to participate in the plan as well as elections you make under the 401(k) Plan to (a) increase or decrease the percentage of your periodic contributions that will be allocated to COLB securities, (b) make an intra-plan transfer of an existing account balance into or out of COLB securities, (c) borrow money against your 401(k) Plan account if the loan will result in a liquidation of some or all of your balance of COLB securities in the plan, and (d) pre-pay a plan loan if the pre-payment will result in allocation of funds to COLB securities.
Approved 10b5-1 Trading Plans. Trades that occur pursuant to a pre-arranged trading plan (i.e., a 10b5-1 trading plan) are not subject to the trading restrictions covered by this Policy, provided that (i) the plan is pre-cleared by the Chief Financial Officer or General Counsel; (ii) the plan is entered into at a time when the participant is not aware of any material non-public information; and (iii) the plan complies with the requirements of Rule 10b5-1, including any applicable cooling-off period, and/or certification requirements. Securities and Exchange Commission Rule 10b5-1(c) provides defense from insider trading liability for trades that occur pursuant to a pre-arranged “trading plan” that meets certain specified conditions. As a condition to the approval of the plan, the Chief Financial Officer or General Counsel may require the inclusion in the plan of any provisions deemed necessary or advisable to comply with the law and the Company’s policies. Any changes to the amount, price or timing of the purchase or sale of securities under a pre-cleared plan are deemed to be a termination and adoption of a new plan and must comply with Rule 10b5-1 and be approved by the Chief Financial Officer or General Counsel before any transactions can be made pursuant to the trading plan.
In pre-clearing the implementation, amendment or termination of a trading plan, the Chief Financial Officer or General Counsel shall not be responsible for determining whether such plan is in compliance with the provisions of Rule 10b5-1(c). Compliance with Rule 10b5-1(c) is solely the participant’s responsibility.
PROCEDURES

Trading Procedures

In order to prevent insider trading by covered persons, the Company has adopted the following procedures:

1.If uncertain whether the information one possesses is material nonpublic information, a covered person should not engage in any transactions involving securities without first contacting COLB’s Chief Financial Officer, Treasurer, General Counsel or Corporate Secretary.
2.If uncertain whether a proposed transaction would constitute trading upon material nonpublic information, including, but not limited to, bona fide gifts, exercise of stock options, cashless exercises of stock options, making changes with respect to participation in the Employee Stock Purchase Plan and making changes to elections under the 401(k) Plan related to COLB securities, a covered person should not engage in any such transaction without first contacting the Chief Financial Officer, Treasurer, General Counsel or Corporate Secretary.
3.All covered persons are encouraged to restrict their transaction activity in COLB securities to generally safe periods, i.e., beginning one full trading day after the day on which the Company (a) releases its annual or quarterly earnings or holds its quarterly earnings conference call, whichever is later, or (b) disseminates current information such as in a prospectus or press release, and otherwise outside of any applicable restricted trading periods.

4.This Policy will be delivered to, reviewed and acknowledged by each new executive officer, director and employee (whether permanent or temporary) of the Company.
5.If you are uncertain, check with the Chief Financial Officer, Treasurer, General Counsel or Corporate Secretary prior to initiating any trade to ensure that material nonpublic information does not exist or that your specific transaction is not subject to trading restrictions.
“Tipping” describes the sharing of material nonpublic information with others, or recommending that they buy, sell, or hold securities, while you are aware of material nonpublic information. Tipping violates the federal securities laws to the same extent as trading, and can subject you to civil and criminal penalties, even though you did not trade, and regardless of whether you profited in any way. In order to reduce the chances of tipping of inside information, the Company has adopted the following procedures:
1.Covered persons should not discuss material nonpublic information regarding the Company or any entity with which the Company does business with (a) any person inside the Company, except on a “need to know” basis, or (b) with any person outside the Company, unless specifically authorized to do so by appropriate management.
2.Covered persons should not discuss confidential information within the hearing range of outsiders, including friends and relatives, and should be mindful of this when working from home. It is particularly important to exercise care and refrain from discussing nonpublic information in public places, such as elevators, trains, taxis, airplanes, lavatories, restaurants, and other places where the discussions might be overheard, or on any Internet or social networking forum.
3.Covered persons must be particularly cautious when receiving inquiries from securities analysts, companies in the same business as the Company, and members of the press. All such inquiries should be referred to Company personnel specifically authorized to respond to such inquiries. The dissemination of such information must meet the requirements of Regulation FD which is intended to prohibit selective disclosure of information.
4.Any questions concerning these procedures should be referred to the Chief Financial Officer, Treasurer, General Counsel or Corporate Secretary.

Post Termination Transactions. This Policy continues to apply to your transactions in securities even after your employment or Board service has terminated. If you are in possession of material nonpublic information when your employment or Board service terminates, you may not trade in securities until that information has become public or is no longer material. If you are subject to a quarterly restricted trading period or other trading restriction on your last day of employment or board service, you may not trade in securities until that restricted period expires.

Contact and Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Financial Officer, Treasurer, General Counsel or Corporate Secretary. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee.

Additional Restrictions for Stock Trades by Access Persons. In addition to the stock trading restrictions and procedures set forth in this Policy, directors, Section 16 executive officers and certain other persons designated as being subject to the Company’s pre-clearance procedures, are subject to additional stock trading restrictions, including, in the case of directors and Section 16 executive officers, the requirement to file public reports with the SEC. These additional restrictions and procedures are set forth in the Supplement to Insider Trading Policy and Procedures.

SUPPLEMENT TO
INSIDER TRADING POLICY AND PROCEDURES

APPLICABLE ONLY TO DIRECTORS, SECTION 16 EXECUTIVE OFFICERS AND
CERTAIN DESIGNATED EMPLOYEES
Access Persons

As noted above, this Policy does not apply to certain transactions under Company plans. However, such transactions by the following persons (collectively, “Access Persons”) are subject to pre-clearance and certain additional conditions:
•All COLB directors;
•All COLB Section 16 executive officers
•All Umpqua Bank Regulation O officers; and
•Those persons periodically designated by the Chief Financial Officer or General Counsel.

In addition, the following are deemed “Access Persons” solely for purposes of the quarterly restricted trading periods described below under Quarterly Restrictions:

•All Umpqua Bank employees in the Financial Integrity and Legal departments holding the title of Assistant Vice President and above.
The General Counsel will maintain a current list of designated individuals for restricted trading periods.

Transactions Under Company Plans and Pre-Arranged Plans

Stock Option Exercises. Subject to the Company’s pre-clearance procedures set forth below, Access Persons may exercise COLB stock options at any time; however, they will not be allowed to sell stock in order to pay the exercise price or to satisfy tax withholding requirements during a period when they are prohibited from trading under this Policy.
Employee Stock Purchase Plan. Access Persons who are eligible will be permitted to participate in the Company’s Employee Stock Purchase Plan as long as the Access Person does not make his or her election or change any elections or allocations under the plan or sell any securities purchased pursuant to the plan, in each case during a period when trading is prohibited under this Policy.

401(k) Plan. Access Persons who are eligible will be permitted to participate in the Company’s 401(k) Plan as long as the Access Person does not elect to participate or change elections which affect the acquisition or disposition of COLB securities during a period when trading is prohibited under this Policy.

Approved 10b5-1 Plans. As provided under “Approved 10b5-1 Plans” above, trades by Access Persons pursuant to pre-arranged trading plans are not subject to this Policy, provided that the plan is pre-cleared, entered into at a time when the participant is not aware of any material non-public information and otherwise complies with applicable law. See the “Approved 10b5-1 Plans” section in the Policy above for more details.

Prohibited Transactions by Access Persons
The Company considers it improper and inappropriate for Access Persons to engage in speculative transactions in COLB securities or other transactions that might give the appearance of impropriety. Therefore, this policy prohibits the following transactions:

1.Derivative Securities. Access Persons are prohibited from trading in any interest or position relating to the future price of COLB securities, such as a put, call or any other derivative securities.

2.Hedging Transactions. Access Persons are prohibited from engaging in any hedging or monetization transactions or similar arrangements with respect to COLB securities.

3.Short Sales. Access Persons are prohibited from engaging in short sales of COLB securities. In addition, Section 16(c) of the Exchange Act prohibits directors and executive officers from engaging in short sales.

4.Margin Accounts and Pledged Securities. Access Persons are prohibited from holding COLB securities in a margin account or otherwise pledging COLB securities as collateral for a loan.

5.Transactions during Pension Fund Restricted Periods. Access Persons are prohibited from making any purchases, sales or transfers in COLB securities during a “Pension Fund Restricted Period” (as defined). A Pension Fund Restricted Period exists whenever 50% or more of plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These restricted periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager.

Pre-Clearance, Broker Certification and Restricted Periods

Mandatory Pre-Clearance. Access Persons may not engage in any transaction involving COLB securities (including, but not limited to, a stock plan transaction such as a cashless option exercise, a gift, a loan or pledge, a contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Chief Financial Officer, Treasurer or General Counsel. A request for pre-clearance should be submitted to the Chief Financial Officer, Treasurer or General Counsel at least two business days in advance of the proposed transaction. The Chief Financial Officer, Treasurer or General Counsel will then determine whether the transaction may proceed and, if necessary, assist in complying with applicable reporting requirements. The Company is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade for any reason. If approved, the Access Person must enter into the proposed transaction within 72 hours of receipt of pre-clearance (assuming there is not otherwise a restricted trading period that begins in such 72 hour period) unless notified that such pre-clearance has been rescinded. If the proposed transaction has not been entered into within 72 hours of pre-clearance, such Access Person must re-submit a request for pre-clearance. Persons subject to this Policy may not disclose that any trade submitted for pre-clearance has been denied. A copy of the Pre-Clearance Checklist and Notice of Intent to Trade are attached as Appendices A & B, respectively.

Broker Certification. The reporting of transactions requires tight interface with brokers handling transactions for the Company’s Access Persons. Therefore, we request that Access Persons and their brokers sign the Broker Instruction/Representation, attached as Appendix C, which imposes two requirements on the broker handling Access Person’s transactions in Company stock:

1.Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without:
(a)first verifying with the Company that your transaction was pre-cleared; and
(b)complying with the brokerage firm's compliance procedures (e.g., Rule 144)
2.To report immediately to the Company via:
(a)telephone, and
(b)in writing (via e-mail or fax)
the details of every transaction by an Access Person involving COLB securities, including gifts, transfers, pledges, and all 10b5-1 transactions.

Quarterly Restrictions. Access Persons may not engage in transactions involving COLB securities during the periods beginning on the third business day of the fiscal quarter-ending month and ending after the first full trading day after the day on which the Company releases quarterly or annual, as applicable, financial results to the general public or holds its quarterly earnings conference call, whichever is later. If the earnings call is held on a Thursday, and if Friday is a trading day, then transactions may again occur on Monday. This restricted trading period serves as a preventive measure and applies every quarter regardless of whether the Access Persons actually have any material nonpublic information during that time.
Other Restrictions. Time periods outside of the quarterly restricted periods will generally be open for trading by Access Persons, subject to their responsibilities under this Policy including as to pre-clearance. Covered persons may never trade in COLB securities during periods in which they possess material nonpublic information. Additional trading restrictions may be imposed from time to time by the Company if there exists undisclosed information that would make trades by Access Persons inappropriate. Persons subject to this Policy may not disclose that any such trading restriction has been imposed.
Other Section 16 Reporting Matters

Section 16 Reporting Policy. The Company maintains a Section 16 Reporting Policy that applies to COLB and Umpqua Bank directors and Section 16 executive officers, as well as certain beneficial owners of COLB stock. Such insiders must comply with the Section 16 Reporting Policy and SEC regulations related to reporting beneficial ownership of COLB stock and transactions involving COLB stock.

Periodic Preventive E-mail Alerts/Reminders. Given the risk of inadvertent Section 16 reporting violations and heightened scrutiny of insider transactions, it is the Company’s policy to send insiders subject to Section 16 reporting periodic preventive reminders during the course of the year.

Consequences for Improper Section 16 Filings. If you are a Section 16 insider, the consequences of a late filing or the failure to file required Section 16 reports are significant:

1.Public embarrassment to you and the Company from required disclosures in the proxy statement and Form 10-K;
2.Potential SEC enforcement actions against you, such as a cease-and-desist order or injunction against further wrongdoing; and
3.For egregious or repeated violations, possible criminal penalties including fines of up to $5,000 per day for each filing violation or possible imprisonment.

ACKNOWLEDGEMENT AND AGREEMENT
The Company will ensure that each director, executive officer and employee acknowledges receipt of, and agrees to abide by, the Company’s “Insider Trading Policy and Procedures.”